POWER OF ATTORNEY

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Timothy Bertram, has authorized and designated Marc Rubenstein and Heidy Abreu to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Tengion, Inc.  The authority of Marc Rubenstein and Heidy Abreu under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, or 5 with regard to his ownership of or transactions in securities of Tengion, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Marc Rubenstein and Heidy Abreu are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

Date: March 6, 2013	/s/ Timothy Bertram
Timothy Bertram